Exhibit 14

SECOND AMENDMENT

to

AMENDED AND RESTATED

WARRANT ORIGINALLY

ISSUED ON DECEMBER 11, 2003

THIS SECOND AMENDMENT is made on the 27th day of October, 2014, between:

(1)	TOWER SEMICONDUCTOR LTD., a company incorporated in Israel (registered number 52–004199–7), having its registered office at P.O. Box 619, Migdal Haemek 23105, Israel (“the Company”);

and

(2)	TARSHISH HAHZAKOT VEHASHKAOT HAPOALIM LTD. (“the Holder”)

WHEREAS:

(A)	pursuant to a Warrant issued on December 11, 2003, the Company granted the Holder the right to purchase 448,298 (four hundred and forty-eight thousand two hundred and ninety-eight) Warrant Shares at the Warrant Price of US $6.17 (six United States Dollars and seventeen cents) per share, such Warrant being amended on September 28, 2006, October 13, 2009 and August 16, 2010 and amended and restated in its entirety on September 1, 2010 and further amended on March 13, 2013 (such Warrant as amended and restated as aforesaid, “the Restated Warrant”); and

(B)	as a result of a 15 to 1 reverse stock split effected by the Company in August 2012, the number of Warrant Shares has been adjusted to 29,887 (twenty-nine thousand eight hundred and eighty-seven) and the Warrant Price has been adjusted to US $92.55 (ninety-two United States Dollars and fifty-five cents); and

(C)	at the request of the Company, the Company and the Holder have agreed to enter into this Second Amendment to the Restated Warrant, dated as of the date hereof (“this Amendment”), in order to extend the Expiration Date of the Restated Warrant,

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	Unless otherwise defined in this Amendment, terms defined and references contained in the Restated Warrant, shall have the same meaning and construction in this Amendment.

2.	The Restated Warrant is hereby amended as follows:

Clause 2A (“Term”) is hereby amended to delete the date “December 31, 2016” and substitute therefor the date “December 31, 2018”.

3.	Save as amended expressly pursuant to this Amendment, the provisions of the Restated Warrant shall continue in full force and effect and the Restated Warrant and this Amendment shall be read and construed as one instrument.

4.	This Amendment shall be governed by and construed in accordance with the laws of the State of Israel.

IN WITNESS WHEREOF, the parties have signed this Second Amendment on the 27th day of October, 2014.

for:	TOWER SEMICONDUCTOR LTD.

By:	/s/ Oren Shirazi	/s/ Yoram Glatt

Title	CFO	Treasurer

for:	TARSHISH HAHZAKOT
VEHASHKAOT HAPOALIM LTD.

By:	/s/ Ronen Meidan	/s/ Eran Zimmerman

Title	Director	CEO

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